Exhibit 99.1

Benihana Inc. Reports Fiscal Second Quarter 2009 Results

-Conference Call to be Held Today at 5:00 PM ET-

MIAMI--(BUSINESS WIRE)--November 20, 2008--Benihana Inc. (NASDAQ: BNHNA; BNHN), operator of the nation’s largest chain of Japanese theme and sushi restaurants, today reported results for its 12-week fiscal second quarter ended October 12, 2008.

Fiscal Second Quarter 2009 Results

For fiscal second quarter 2009, total revenues increased 4.5% to $70.0 million, compared with $67.0 million in fiscal second quarter 2008. Total restaurant sales increased 4.5% to $69.6 million from $66.6 million in the same quarter of the previous year. On a comparable basis, Company-wide comparable restaurant sales were (6.5%), including (5.1%) at Benihana teppanyaki, (11.4%) at RA Sushi, and (8.0%) at Haru. There were a total of 1,055 store-operating weeks in the second fiscal quarter of 2009 compared to 940 store-operating weeks in the second fiscal quarter of 2008.

“Restaurant sales were negatively impacted by several newsworthy events during the period, although we somewhat limited the associated margin impact through our focus on execution and tighter operational controls. While there is clearly no silver bullet in the face of an unprecedented falloff in consumer confidence, we do have several drivers in place that we believe will help move our business forward. These include our new ‘Now That’s Special’ marketing campaign, which highlights the distinctiveness of the Benihana experience, our anticipation of a slightly more favorable commodity environment beginning in calendar 2009, our realization of greater productivity in the areas of labor and purchasing, and our streamlined corporate infrastructure. Ultimately, we are confident that we have set the right course of action for ourselves in the current environment and will emerge as an even stronger Company when the economy turns around,” said Joel A. Schwartz, Chairman and Chief Executive Officer.

During the fiscal second quarter 2009, the Company opened a new RA Sushi restaurant in Chino Hills, CA and reopened a Benihana teppanyaki restaurant in Newport Beach, CA that had been under renovation. In addition, the Company completed the construction of a new Benihana teppanyaki restaurant in Dearborn, MI adjacent to the previous facility, which has since been torn down.

Restaurant operating profit for the fiscal second quarter 2009 was $9.0 million, or 12.9% of restaurant sales, compared to $10.3 million, or 15.4% of restaurant sales a year-ago.

Marketing, general and administrative expenses for the fiscal second quarter 2009 totaled $5.7 million, or 8.3% of restaurant sales, compared to $6.0 million, or 9.1% of restaurant sales in the same period last year. This resulted in income from operations of $3.4 million and $3.8 million, respectively.

Net income for the fiscal second quarter 2009 was $2.0 million, or $0.11 in diluted earnings per share, compared to $2.5 million, or $0.15 in diluted earnings per share in the same quarter last year.

Guidance

As a result of the Company’s performance through the first half of the fiscal year, given the continued economic issues affecting consumer discretionary spending, the Company has updated its guidance for fiscal 2009 to the following:

  Total restaurant sales of $303 million to $308 million, and 4,550 to 4,600 in total restaurant operating weeks (including the effect of 60 to 75 in gross operating weeks that are expected to be lost due to the Benihana teppanyaki renovation and revitalization program, which will be completed in the current fiscal year);
  The opening of a total of eight restaurants, including four Benihana teppanyaki and four RA Sushi restaurants, of which three RA Sushi restaurants have opened so far. Three RA Sushi restaurants, which were previously scheduled to open during the current fiscal year, have been postponed until early fiscal 2010 due to landlord delays;
  A total of approximately $0.4 million in accelerated depreciation costs, related to shortening the useful lives for those restaurants affected by the Company’s remodeling efforts, which has already been incurred in the first half of the fiscal year;
  Capital expenditures of approximately $47 million;
  Additional utilization of the available line of credit, resulting in an outstanding balance of approximately $40 million by the end of fiscal 2009;
  Diluted earnings per share ranging from $0.40 to $0.45. Diluted common shares outstanding are estimated to be approximately 15.3 million.

Mr. Schwartz continued, “We are doing everything we can to maintain shareholder value and our financial strength, but at the same time, need to reset our near-term expectations in the face of prevailing conditions. The state of our economy and near-term outlook on the consumer has underscored the importance of preserving capital and doing more with less. We are operating with this mindset and are doing everything in our power to manage our business with respect to both the credit markets and restaurant operating environment.”

Modification of Senior Revolving Credit Facility

On November 19, 2008, the Company reached an agreement with Wachovia Bank, N.A which modified the terms of its senior revolving credit facility. Under the amended terms, the Company can borrow up to $60 million, provided that $10 million of such commitment is subject to the bank successfully syndicating a portion of the loan or the Company attaining a certain leverage ratio, while easing, for an interim period, the covenant ratios previously defined. Along with these changes, applicable interest rate margins have been redefined, as well. The Company continues to have sufficient capital available to execute its operating and development plans, along with the flexibility necessary in today’s economic environment.

Mr. Schwartz concluded, “We believe we have reached an acceptable, mutually beneficial compromise with our lender, which will enable us to fund our business for the foreseeable future on more amenable terms.”

Conference Call Today

The Company will hold a conference call to discuss its fiscal second quarter 2009 results today at 5:00 PM ET. The conference call can be accessed live over the phone by dialing 1-888-256-9132, or for international callers, 1-913-312-1455. A replay will be available one hour after the call through November 27, 2008 and can be accessed by dialing 1-888-203-1112, or for international callers, 1-719-457-0820; the conference ID is 4913343. The call will also be webcast live from the investor relations portion of the Company's website at www.benihana.com.

About Benihana

Benihana Inc. (Nasdaq: BNHNA - News) (Nasdaq: BNHN - News) operates 90 restaurants nationwide, including 60 Benihana teppanyaki restaurants, nine Haru sushi restaurants, and twenty-one RA Sushi Bar restaurants. Under development at present are fourteen restaurants -- eight Benihana teppanyaki restaurants and six RA Sushi restaurants. In addition, 19 franchised Benihana teppanyaki restaurants are operating in the U.S., Latin America and the Caribbean.

To learn more about the Company and its three Japanese theme and sushi restaurant concepts, please view the corporate video at www.benihana.com/about/video

Benihana Inc. and Subsidiaries
Condensed Consolidated Statements of Earnings
(Unaudited)

(in thousands except per share data)
	Three Periods Ended
	12-Oct-08	14-Oct-07	$ Change	% Change

Revenues
Restaurant sales	$69,575	$66,586	$2,989	4.5%
Franchise fees and royalties	405	383	22	5.7%
Total revenues	69,980	66,969	3,011	4.5%

Costs and Expenses
Cost of food and beverage sales	16,899	15,663	1,236	7.9%
Restaurant operating expenses	43,720	40,668	3,052	7.5%
Restaurant opening costs	248	752	(504)	-67.0%
Marketing, general and administrative expenses	5,747	6,040	(293)	-4.9%
Total operating expenses	66,614	63,123	3,491	5.5%

Income from operations	3,366	3,846	(480)	-12.5%
Interest (expense) income, net	(334)	86	(420)	-488.4%

Income before income taxes	3,032	3,932	(900)	-22.9%
Income tax provision	1,061	1,423	(362)	-25.4%

Net income	1,971	2,509	(538)	-21.4%
Less: accretion of issuance costs and preferred stock dividends	251	250	1	0.4%

Net income attributable to common stockholders	$1,720	$2,259	$(539)	-23.9%

Earnings Per Share
Basic earnings per common share	$0.11	$0.15	$(0.04)	26.7%
Diluted earnings per common share	$0.11	$0.15	$(0.04)	26.7%

Weighted Average Shares Outstanding
Basic	15,290	15,222	68	0.4%
Diluted	15,306	17,156	(1,850)	-10.8%

Benihana Inc. and Subsidiaries
Condensed Consolidated Statements of Earnings
(Unaudited)

(in thousands except per share data)
	Seven Periods Ended
	12-Oct-08	14-Oct-07	$ Change	% Change

Revenues
Restaurant sales	$163,500	$155,955	$7,545	4.8%
Franchise fees and royalties	940	949	(9)	-0.9%
Total revenues	164,440	156,904	7,536	4.8%

Costs and Expenses
Cost of food and beverage sales	39,499	36,698	2,801	7.6%
Restaurant operating expenses	102,640	93,265	9,375	10.1%
Restaurant opening costs	983	1,461	(478)	-32.7%
Marketing, general and administrative expenses	14,523	15,066	(543)	-3.6%
Total operating expenses	157,645	146,490	11,155	7.6%

Income from operations	6,795	10,414	(3,619)	-34.8%
Interest (expense) income, net	(390)	111	(501)	-451.4%

Income before income taxes	6,405	10,525	(4,120)	-39.1%
Income tax provision	2,242	3,810	(1,568)	-41.2%

Net income	4,163	6,715	(2,552)	-38.0%
Less: accretion of issuance costs and preferred stock dividends	585	584	1	0.2%

Net income attributable to common stockholders	$3,578	$6,131	$(2,553)	-41.6%

Earnings Per Share
Basic earnings per common share	$0.23	$0.41	$(0.18)	43.9%
Diluted earnings per common share	$0.23	$0.39	$(0.16)	41.0%

Weighted Average Shares Outstanding
Basic	15,284	15,103	181	1.2%
Diluted	15,342	17,095	(1,753)	-10.3%

Benihana Inc. and Subsidiaries
Sales by Concept
(Unaudited)

(in thousands)
	Three Periods Ended
	12-Oct-08	14-Oct-07	$ Change	% Change

Total restaurant sales by concept:
Benihana	$46,413	$48,971	$(2,558)	-5.2%
Haru	8,742	7,509	1,233	16.4%
RA Sushi	14,420	10,106	4,314	42.7%
Total restaurant sales	$69,575	$66,586	$2,989	4.5%

Comparable restaurant sales by concept:
Benihana	$44,251	$46,651	$(2,400)	-5.1%
Haru	6,907	7,509	(602)	-8.0%
RA Sushi	8,885	10,028	(1,143)	-11.4%
Total comparable restaurant sales	$60,043	$64,188	$(4,145)	-6.5%

Benihana Inc. and Subsidiaries
Sales by Concept
(Unaudited)

(in thousands)
	Seven Periods Ended
	12-Oct-08	14-Oct-07	$ Change	% Change

Total restaurant sales by concept:
Benihana	$110,646	$114,485	$(3,839)	-3.4%
Haru	20,631	17,914	2,717	15.2%
RA Sushi	32,223	23,556	8,667	36.8%
Total restaurant sales	$163,500	$155,955	$7,545	4.8%

Comparable restaurant sales by concept:
Benihana	$101,812	$106,245	$(4,433)	-4.2%
Haru	16,514	17,914	(1,400)	-7.8%
RA Sushi	21,116	23,478	(2,362)	-10.1%
Total comparable restaurant sales	$139,442	$147,637	$(8,195)	-5.6%

Benihana Inc. and Subsidiaries
Restaurant Operating Profit
(Unaudited)

(in thousands)
	Three Periods Ended
	12-Oct-08	14-Oct-07	$ Change	% Change

Restaurant sales	$69,575	$66,586	$2,989	4.5%
Cost of food & beverage sales	16,899	15,663	1,236	7.9%
Gross profit	52,676	50,923	1,753	3.4%

Restaurant operating expenses:
Labor and related costs	24,039	22,922	1,117	4.9%
Restaurant supplies	1,684	1,501	183	12.2%
Credit card discounts	1,343	1,274	69	5.4%
Utilities	2,472	1,945	527	27.1%
Occupancy costs	4,412	3,899	513	13.2%
Depreciation and amortization	4,020	3,837	183	4.8%
Other restaurant operating expenses	5,750	5,290	460	8.7%
Total restaurant operating expenses	43,720	40,668	3,052	7.5%

Restaurant operating profit	$8,956	$10,255	$(1,299)	-12.7%

Benihana Inc. and Subsidiaries
Restaurant Operating Profit
(Unaudited)

(in thousands)
	Seven Periods Ended
	12-Oct-08	14-Oct-07	$ Change	% Change

Restaurant sales	$163,500	$155,955	$7,545	4.8%
Cost of food & beverage sales	39,499	36,698	2,801	7.6%
Gross profit	124,001	119,257	4,744	4.0%

Restaurant operating expenses:
Labor and related costs	57,645	52,787	4,858	9.2%
Restaurant supplies	3,979	3,537	442	12.5%
Credit card discounts	3,138	2,927	211	7.2%
Utilities	5,199	4,192	1,007	24.0%
Occupancy costs	10,223	9,360	863	9.2%
Depreciation and amortization	9,601	8,738	863	9.9%
Other restaurant operating expenses	12,855	11,724	1,131	9.6%
Total restaurant operating expenses	102,640	93,265	9,375	10.1%

Restaurant operating profit	$21,361	$25,992	$(4,631)	-17.8%

Benihana Inc. and Subsidiaries
Restaurant Operating Margins
(Unaudited)

	Three Periods Ended
	12-Oct-08	14-Oct-07

Restaurant sales	100.00%	100.00%
Cost of food and beverage sales	24.29%	23.52%
Gross profit margin	75.71%	76.48%

Restaurant operating expenses:
Labor and related costs	34.55%	34.42%
Restaurant supplies	2.42%	2.25%
Credit card discounts	1.93%	1.91%
Utilities	3.55%	2.92%
Occupancy costs	6.34%	5.86%
Depreciation and amortization	5.78%	5.76%
Other restaurant operating expenses	8.26%	7.94%
Total restaurant operating expenses	62.84%	61.08%

Restaurant operating profit margin	12.87%	15.40%

Benihana Inc. and Subsidiaries
Restaurant Operating Margins
(Unaudited)

	Seven Periods Ended
	12-Oct-08	14-Oct-07

Restaurant sales	100.00%	100.00%
Cost of food and beverage sales	24.16%	23.53%
Gross profit margin	75.84%	76.47%

Restaurant operating expenses:
Labor and related costs	35.26%	33.85%
Restaurant supplies	2.43%	2.27%
Credit card discounts	1.92%	1.88%
Utilities	3.18%	2.69%
Occupancy costs	6.25%	6.00%
Depreciation and amortization	5.87%	5.60%
Other restaurant operating expenses	7.86%	7.52%
Total restaurant operating expenses	62.78%	59.80%

Restaurant operating profit margin	13.06%	16.67%

Benihana Inc. and Subsidiaries
Balance Sheet Data
(Unaudited)

(in thousands)
	12-Oct-08	30-Mar-08

Assets
Cash and cash equivalents	$1,636	$1,718
Other current assets	15,110	17,897
Total current assets	16,746	19,615

Property and equipment, net	203,491	184,176
Goodwill	29,900	29,900
Other assets	9,585	7,963

	$259,722	$241,654

Liabilities and Stockholders’ Equity
Other current liabilities	$38,322	$35,102
Total current liabilities	38,322	35,102

Long-term debt—bank	27,382	17,422
Other liabilities	12,922	12,065
Total liabilities	78,626	64,589

Convertible preferred stock	19,495	19,449
Total stockholders’ equity	161,601	157,616

	$259,722	$241,654

CONTACT:
ICR
Raphael Gross or Tom Ryan, 203-682-8200